Chembio Donates HIV Tests to Support
World AIDS Day 2008 Testing Initiative

MEDFORD, NY, December 1, 2008 (MARKET WIRE) -- Chembio Diagnostics, Inc. (OTCBB: CEMI) ("Chembio" or the "Company") joined  AIDS Healthcare Foundation (AHF) in the World AIDS Day 2008 global effort to test one million people from November 26 through December 1, 2008.  Based in Los Angeles, AHF provides state-of-the-art medicines and advocacy to over 85,000 people in 22 countries and is the nation’s largest provider of HIV/AIDS medical care. Chembio is supporting these efforts by providing approximately 20,000 HIV 1/ 2 STAT-PAK® tests to testing programs in 3 countries.  Chembio’s HIV 1/ 2 STAT-PAK® and HIV 1/ 2 STAT-PAK® Dipstick tests are ideally suited for point-of-care testing with a simple test protocol, long shelf life, minimum sample requirements for venous or finger-stick whole-blood, plasma or serum, test results in < 10 minutes and room temperature storage requirements.  Chembio has also completed development of an HIV test on its patented Dual Path Platform (DPP®) that can be used with oral fluid or blood samples.

According to UNAIDS, in 2007 globally there were 33.2 million people living with HIV ( a 14% increase from 2001), 2.5 million people were newly infected with the virus, and 2.1 million people died of AIDS-related illnesses.  Large percentages of those infected, estimated to be 30% of the over 1 million living with the virus in the U.S. and much higher in other regions, are unaware of their HIV-positive status.  Testing is the key to individuals becoming aware of their HIV status. The World AIDS Day 2008 One Million Tests Campaign calls for a grass roots approach for current testing programs around the world to increase their efforts by adapting pre-test counseling sessions to group sessions, setting testing goals, resourcing new rapid test kits, breaking out of the clinic and putting up a tent in the community to provide fast and easy testing.

Every year since 1997, the world unites on December 1 to commemorate World AIDS Day.  The World AIDS Day Campaign has chosen “Leadership” as the theme for World AIDS Day 2007 and 2008.  This theme will continue to be promoted with the slogan “Stop AIDS.  Keep the Promise.” and will build on the 2006 World AIDS Day focus on accountability.  The primary objective of the World AIDS Day Campaign for the next 5 years is that leaders and decision makers deliver on promises regarding AIDS, including the provision of universal access to treatment, care and support and prevention services.

“We are proud to support AIDS Healthcare Foundation and the World AIDS Day 2008 One Million Tests Campaign by providing access to rapid HIV testing. Being tested and knowing one’s HIV status is the critical first step in obtaining treatment and preventing further transmission of disease,” said Lawrence Siebert, Chembio’s President and CEO.

“On behalf of AHF and all the clients we serve around the world, I want to express our profound thanks to Mr. Siebert and Chembio Diagnostics for this lifesaving contribution to our ambitious global ‘One Million Tests’ campaign,” said Michael Weinstein, President of AIDS Healthcare Foundation, the largest AIDS organization in the US. which currently provides medical care and services to more than 85,000 individuals in 22 countries worldwide in Africa, Latin America/Caribbean, Asia as well as in the US. “HIV testing has become one of the single most important elements in today’s global fight against HIV and AIDS. People the world over have been found to modify their behavior to protect their partners once they know their HIV status. The use of reliable, easy-to-use test kits such as Chembio’s HIV 1 / 2 STAT-PAK allows us to link those individuals found to be HIV-positive to appropriate medical care and antiretroviral treatment as well as help break the chain of new infections. This contribution of test kits from Chembio will undoubtedly go a long way in helping us achieve our overall World AIDS Day global testing goals.”

ABOUT CHEMBIO DIAGNOSTICS
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by a third party company. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio also has rapid tests for veterinary tuberculosis and chagas disease.  In 2007 Chembio received a U.S. patent for its Dual Path Platform (DPP®) technology which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Susan Norcott
Chembio Diagnostics, Inc.
631-924-1135 x125
snorcott@chembio.com

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